FOR IMMEDIATE RELEASE                                         April 1, 2002

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                            MAVERICK TUBE CORPORATION
 Announces Completion of Its Acquisition of Precision Tube Holding Corporation,
                  a New $150 Million Senior Credit Facility and
                         Sale of a Discontinued Business

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         April 1,  2002,  Chesterfield,  Missouri -  Maverick  Tube  Corporation
(NYSE:MVK) today announced the completion of its acquisition of Precision Tube Holding Corporation on March 29, 2002. Under the terms of the transaction, the Precision stockholders received a total of $58.6 million in cash, which included an upward adjustment to reflect the cash on hand of Precision as of the closing date, and 200,000 shares of Maverick common stock. The cash portion of the purchase price remains subject to a working capital adjustment and other adjustments which are expected to be determined within 90 days and are not expected to be material.

         The cash portion of the purchase price for the Precision acquisition was funded in part with net proceeds of approximately $26.4 million from Maverick's recently completed sale of two million shares of its common stock. The balance of the funding was provided through a new $150 million U.S. and Canadian senior credit facility obtained last Friday by Maverick from a group of institutional lenders led by JP Morgan/Chase. The U.S. portion of the new credit facility funded on Friday, March 29, and the Canadian portion of the new credit facility funded today. In addition to providing a portion of the funds for the acquisition of Precision, the new senior credit facility was also used to repay and replace Maverick's then existing bank borrowings, and will provide additional liquidity for future needs.

         Maverick also announced the completion on March 29, 2002 of the sale of its cold drawn tubular business that had been discontinued in March 2001, for $8.1 million, consisting of cash in the amount of $1.3 million and the buyer's nine year secured promissory note for the balance. To accommodate the buyer's purchase of its cold drawn tubular business, Maverick guaranteed certain payment obligations to third parties totaling approximately $3.2 million. In connection with such guarantees, which expire in March 2005, Maverick was granted liens and appropriate subrogation rights in the assets conveyed to the buyer.

         Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry in drilling, production, well servicing and line pipe applications as well as industrial tubing products (HSS, standard pipe and piling products) used in various industrial applications. This news release may contain forward-looking information with respect to Maverick's operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2001.